Exhibit 5.1

GREENBERG TRAURIG, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

October 5, 2010

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, California 94608

Dear Sirs:

We are acting as counsel to Bionovo, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 2,727,270 shares of the Company’s common stock, par value $.0001 per share (the “Shares”), and warrants (the “Warrants”) to purchase up to 2,045,451 shares of Common Stock (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed on June 11, 2010 (as it may be amended, the “Registration Statement”) and the related prospectus, dated June 11, 2010, as supplemented by the prospectus supplement filed with the Commission dated October 5, 2010 relating to the offer and sale of the Securities (as so supplemented, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the validity of the Securities.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based upon, subject to and limited by the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that: (i) the Shares, when sold in accordance with the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable; (ii) the Warrants, when issued and sold by the Company as contemplated in the Registration Statement and the Prospectus, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms; and (iii) the Warrant Shares, when issued and paid for in accordance with the provisions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the following assumptions, exceptions, qualifications and limitations:

a. Our opinion is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting or relating to the rights of creditors generally (ii) general equitable principles, (iii) requirements of reasonableness, good faith and fair dealing, and (iv) in the case of waivers and exculpatory provisions, the effect of public policy.

b. Certain remedial provisions of the Warrants on which we are opining may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the balance of such Warrants, and the practical realization of the benefits created by such Warrants taken as a whole will not be materially impaired by the unenforceability of those particular provisions. In addition, certain remedial provisions of such Warrants may be subject to procedural requirements not set forth therein.

c. We have assumed for so much of our opinion as relates the choice of the law of New York as the governing law of the Warrants would not result in a violation of an important public policy of another state or country having greater contacts with the transactions contemplated by the Warrants than New York.

d. We express no opinion as to the validity or enforceability of any provisions in the Warrants that purport to prevent oral modification or waivers.

e. We have assumed that the Company is duly formed, validly existing and in good standing under the laws of Delaware and has the corporate power, and has taken or will take all necessary action required under the laws of Delaware (including any necessary stockholder action) to authorize it, to execute and deliver, and to perform its obligations under, the Warrants.

f. We have assumed that the execution and delivery of, and the performance of its obligations under, the Warrants by the Company do not and will not violate or conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of the Company, each as amended and/or restated from time to time, or (ii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

This opinion is limited to matters governed by the laws of the State of Delaware and the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP